July 1, 2020

BlackRock Multi-State Municipal Series Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

RE: BlackRock New York Municipal Opportunities Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to BlackRock Multi-State Municipal Series Trust, a Massachusetts business trust (the “Acquiring Trust”) on behalf of its series, BlackRock New York Municipal Opportunities Fund (the “Acquiring Fund”), in connection with the pre-effective amendment to the Acquiring Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 1, 2020 (as so amended, the “Registration Statement”), with respect to the Acquiring Fund’s Investor A shares of beneficial interest, $0.10 par value per share (the “Acquiring Fund Shares”) to be issued in exchange for the common shares of BlackRock New York Municipal Bond Trust, a Delaware statutory trust (the “Target Fund”), in connection with the merger of the Target Fund with and into New York Muni Opportunities, LLC, a Massachusetts limited liability company and a wholly-owned subsidiary of the Acquiring Fund (the “Merger Sub”), as described in the Registration Statement (the “Merger”). You have requested that we deliver this opinion to you in connection with the Acquiring Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Trust;

(b) a copy of the Acquiring Trust’s Declaration of Trust dated August 2, 1985, and all amendments thereto on file with the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”);

(c) a copy of the Acquiring Trust’s Amended and Restated Establishment and Designation of Series and Classes, as filed with the Secretary of the Commonwealth of Massachusetts on June 10, 2020 (the “Designation”);

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BlackRock Multi-State Municipal Series Trust

July 1, 2020

(d) a certificate of the Secretary of the Acquiring Trust, certifying as to the Declaration, the Designation, the Acquiring Trust’s By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Acquiring Trust’s Board of Trustees at a meeting held on May 11, 2020, and by written consent dated May 15, 2020 (the “Resolutions”) and certain other matters;

(e) a printer’s proof of the Registration Statement received on June 30, 2020;

(f) a copy of the Agreement and Plan of Merger by and among the Acquiring Trust on behalf of the Acquiring Fund, the Target Fund and the Merger Sub providing for (a) the merger of the Target Fund with and into the Merger Sub pursuant to which Target Fund shares will be converted into Acquiring Fund Shares and (b) the dissolution, liquidation and termination of the Merger Sub, in the form included as Appendix A to the Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”); and

(g) a copy of the consent to the proposed Agreement and Plan, dated May 13, 2020, as executed by Bank of America, N.A. as Liquidity Provider with respect to the Target Fund’s Series W-7 Variable Rate Demand Preferred Shares (the “Consent”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above; (ii) the number of Acquiring Fund Shares to be issued will not exceed the amount of such shares needed to consummate the Merger; (iii) the Agreement and Plan will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) the Agreement and Plan will have been approved by the requisite vote of the shareholders of the Target Fund as described in the Registration Statement; (v) any other consents or approvals required for the Merger will have been received; (vi) the Declaration, the Designation, the Resolutions, the Agreement and Plan and the Consent will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares and (vii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Merger as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

BlackRock Multi-State Municipal Series Trust

July 1, 2020

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Trust’s Declaration, Designation, or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Registration Statement and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP